Exhibit 4.1

CancerVax, Inc.

SUBSCRIPTION AGREEMENT SIGNATURE PAGE

I, the undersigned, desiring to purchase shares of Common Stock of CancerVax, Inc. by executing this signature page, hereby executes, adopts and agrees to all terms, conditions, and representations of the Subscription Agreement.

(a) The number of shares of Common Stock that I hereby irrevocably subscribe for is:	________ (print number of Securities)
(b) The aggregate purchase price (based on a purchase price of $2.00 per Security) for the Common Stock that I hereby irrevocably subscribe for is:	$_______ (print aggregate purchase price)

(c) I have read Appendix A of this Subscription Agreement, and I am either an accredited investor (as that term is defined in Regulation D under the Securities Act because I meet at least one of the criteria set forth in Appendix A).

OR

I am not an accredited investor (as that term is defined in Regulation D under the Securities Act).

The aggregate purchase price (based on a purchase price of $2.00 per Security) for the Common Stock that I am subscribing for under this agreement (together with any previous investments in the Securities pursuant to this offering) does not exceed 10% of the greater of my net worth or annual income.

(d) The Securities being subscribed for will be owned by, and should be recorded on the Company’s books as held in the name of:
_____________________ (print name of owner)

__________________ Signature _____________ Date

_______________________

CancerVax, Inc.
By Ryan Davies, CEO

* * * * *

This Subscription is accepted On _____________.

Subscription Agreement

APPENDIX A

An accredited investor includes the following categories of investor. Please initial next to the number or numbers below that describe Subscriber. Additional verification may be required:

(1) Subscriber is a natural person whose individual net worth (or combined net worth with Subscriber’s spouse if Subscriber is married) as of the date hereof exceeds $1,000,000. Except as set forth below, in calculating a person’s net worth, (i) a person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the Shares, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of the Shares exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the Shares shall be included as a liability.

(2) Subscriber is a natural person who had an individual “income” exceeding $200,000 during both of the two most recently completed calendar years (or a joint income with Subscriber’s spouse in excess of $300,000 in each of those years) and who has a reasonable expectation of reaching the same income level in the current calendar year.

(3) Subscriber is a natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65).

(4) Subscriber is a natural person who is a “knowledgeable employee” of the Company, if the Company were an “investment company” within the meaning of the Investment Company Act of 1940 (the “ICA”) but for Section 33(c)(1) or Section 3(c)(7) of the ICA.

(5) Subscriber is a “business development company,” as defined in Section 2(a)(48) of the ICA.

(6) Subscriber is an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”) or the laws of any state.

(7) Subscriber is an investment adviser described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act.\

(8) Subscriber is a trust with total assets in excess of $5,000,000 that was not formed for the specific purpose of acquiring the securities offered hereby, and the investment decisions for which are made by a sophisticated person capable of evaluating the merits and risks of the proposed investment.

(9) Subscriber is a revocable trust that may be amended or revoked at any time by the grantors thereof, and all of the grantors are accredited investors.

(10) Subscriber is a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or Section 301(d) of the Small Business Investment Act of 1958.

(11) Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Advisers Act.

(12) Subscriber is a bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company.

(13) Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

(14) Subscriber is a “family client,” as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the Company is directed by such family office.

(15) Subscriber is a corporation, a limited liability company, a Massachusetts or similar business trust, a partnership, or a non-profit organization of the type described in Internal Revenue Code section 501(c)(3), in each case not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(16) Subscriber is an “employee benefit plan” (within the meaning of Title I of ERISA) and either (i) the decision to invest in the Company was made by a plan fiduciary that is a bank, savings and loan association, insurance company, or registered investment adviser; (ii) the plan has total assets exceeding $5,000,000; or (iii) if a self-directed plan, investment decisions are made solely by persons who, if executing this document, would qualify as an accredited investor under one or more of the numbered paragraphs above.

(17) Subscriber is a plan established and maintained by a State, its political subdivisions, or an agency or instrumentality of a State or its political subdivisions, for the benefit of its employees, and the plan has assets in excess of $5,000,000.

(18) Subscriber is an entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that was not formed to invest in the securities offered and own investment assets in excess of $5 million.

(19) Subscriber is an entity. Each of Subscriber’s equity investors, if executing this document, would qualify as an accredited investor under one or more of the numbered paragraphs above.